Exhibit 99.1

FORM OF MASTER FORWARD CONFIRMATION

To:	Chiron Real Estate Inc. (“Counterparty”)
From:	[ ] (“Dealer”) [ ]
Re:	Master Confirmation for Issuer Share Forward Sale Transactions
Date:	March 12, 2026

Ladies and Gentlemen:

The purpose of this communication (this “Master Confirmation”) is to set forth the terms and conditions of the transactions to be entered into from time to time (each, a “Transaction” and, collectively, the “Transactions”) between [          ] (“Dealer”)[, represented by [          ] as its agent (“Agent”),]1 and Chiron Real Estate Inc. (“Counterparty”) in accordance with the terms of the Sales Agreement (the “Sales Agreement”), dated as of March 12, 2026, among Dealer, Counterparty, Chiron Real Estate LP (the “Operating Partnership”) and the other parties thereto. Each Transaction will be evidenced by a supplemental confirmation substantially in the form of Annex A hereto (each, a “Supplemental Confirmation”, and each such Supplemental Confirmation, together with this Master Confirmation, a “Confirmation” for purposes of the Agreement specified below). Each Confirmation will be a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.             Each Confirmation is subject to, and incorporates, the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). For purposes of the Equity Definitions, each Transaction to which this Master Confirmation relates will be deemed to be a Share Forward Transaction.

Each Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”), as published by ISDA, as if Dealer and Counterparty had executed the ISDA Form on the date hereof (but without any Schedule except for (i) the election of New York law (without regard to New York’s choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency; (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer and Counterparty, with a “Threshold Amount” of USD 20.0 million for Counterparty and a “Threshold Amount” equal to 3% of shareholders’ equity of [Dealer] [Dealer’s parent] as of the date hereof for Dealer; provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within three Local Business Days of such party’s receipt of written notice of its failure to pay.” All provisions contained in the Agreement are incorporated into and shall govern each Confirmation except as expressly modified below. Each Confirmation will evidence a complete and binding agreement between Dealer and Counterparty as to the terms of the relevant Transaction and will replace any previous agreement between the parties with respect to the subject matter thereof.

The Transactions under this Master Confirmation shall be the only Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer or any of its Affiliates and Counterparty or any confirmation or other agreement between Dealer or any of its Affiliates and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer or any of its Affiliates and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer or any of its Affiliates and Counterparty are parties, none of the Transactions to which this Master Confirmation relates shall be considered a “Transaction” under, or otherwise governed by, such existing or deemed ISDA Master Agreement. In the event of any inconsistency among the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

[1]	To insert if Dealer is using agent.

2.             The terms of the particular Transactions to which this Master Confirmation relates are as follows:

General Terms:

Trade Date:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the last Trading Day (as defined in the Sales Agreement) of the Forward Hedge Selling Period (as defined in the Sales Agreement) for such Transaction.

Effective Date:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the date that is one Settlement Cycle following the Trade Date for such Transaction, or such later date on which the conditions set forth in Section 3 of this Master Confirmation shall have been satisfied or waived by Dealer.

Buyer:	Dealer

Seller:	Counterparty

Maturity Date:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the date set forth in the effective Forward Placement Notice as amended by any corresponding Forward Acceptance (each such term as defined in the Sales Agreement) for such Transaction (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Shares:	The shares of common stock (“Shares”), par value $0.001 per Share, of Counterparty (Ticker: XRN”)

Number of Shares:	For each Transaction, initially, as specified in the Supplemental Confirmation for such Transaction, to be the number of Shares equal to the Actual Sold Forward Amount (as defined in the Sales Agreement) for the Forward Hedge Selling Period (as defined in the Sales Agreement) for such Transaction; provided that the Number of Shares is subject to reduction as provided in Section 3 below.

On each Relevant Settlement Date, the Number of Shares shall be reduced by the number of Settlement Shares settled on such date.

Settlement Currency:	USD

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Initial Forward Price:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the product of (i) an amount equal to 1 minus the Forward Hedge Selling Commission Rate (as defined in the Sales Agreement and specified in the Supplemental Confirmation for such Transaction) applicable to such Transaction; and (ii) the Volume-Weighted Hedge Price for such Transaction (such product adjusted as the Calculation Agent determines appropriate to (x) reflect on each day during the Forward Hedge Selling Period (as defined in the Sales Agreement) and through the Effective Date the sum of 1 and the Daily Rate for such day multiplied by the then-Initial Forward Price as of such day and (y) reduce the then-Initial Forward Price by the relevant Forward Price Reduction Amount on each Forward Price Reduction Date, if any, occurring on or before the Trade Date).

Forward Price:	For each Transaction, on the Effective Date of such Transaction, the Initial Forward Price for such Transaction, and on any day thereafter, the product of the Forward Price for such Transaction on the immediately preceding calendar day and

1 + the Daily Rate * (1/365);

provided that the Forward Price for such Transaction on each Forward Price Reduction Date for such Transaction shall be the Forward Price for such Transaction otherwise in effect on such date minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Volume-Weighted Hedge Price:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the volume-weighted average of the Forward Sales Prices (as defined in the Sales Agreement) per share of Forward Hedge Shares (as defined in the Sales Agreement) sold pursuant to the Sales Agreement on each Trading Day (as defined in the Sales Agreement) of the Forward Hedge Selling Period (as defined in the Sales Agreement) for such Transaction.

Daily Rate:	For any day, the Overnight Bank Funding Rate (or if the Overnight Bank Rate is no longer available, a substantially similar successor rate selected by the Calculation Agent in its commercially reasonable discretion and based upon market convention, which successor rate shall reflect any generally accepted adjustments in the market with respect to converting the Overnight Bank Rate to such successor rate) minus the Spread.

Spread:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction.

Overnight Bank Funding Rate:	For any day, the rate set forth opposite the caption “Overnight Bank Funding Rate” for such day on the page “OBFR01 <Index> <GO>“ on the BLOOMBERG Professional Service, or any successor rate or successor page, in each case, as determined by the Calculation Agent; provided that if no such rate appears for such day on such page, the Overnight Bank Funding Rate for such day shall be such rate for the immediately preceding day for which such a rate appears.

Forward Price Reduction Dates:	For each Transaction, as specified in Schedule I to the Supplemental Confirmation for such Transaction, to be each date set forth under the heading “Forward Price Reduction Dates” in the effective Forward Placement Notice (as defined in the Sales Agreement) for such Transaction.

Forward Price Reduction Amount:	For each Forward Price Reduction Date of a Transaction, as specified in Schedule I to the Supplemental Confirmation for such Transaction, to be the Forward Price Reduction Amount set forth opposite such date in the effective Forward Placement Notice (as defined in the Sales Agreement) for such Transaction.

Valuation:

Valuation Date:	For any Settlement (as defined below) with respect to any Transaction, if Physical Settlement is applicable, as designated in the relevant Settlement Notice (as defined below); or if Cash Settlement or Net Share Settlement is applicable, the last Unwind Date for such Settlement. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date. For the avoidance of doubt, the last Unwind Date shall be determined by Dealer in a good faith and commercially reasonable manner based on the completion of the unwinding of its commercially reasonable hedge position. Dealer shall notify Counterparty in writing that such last Unwind Date has so occurred before the next following Scheduled Trading Day.

Unwind Dates:	For any Cash Settlement or Net Share Settlement with respect to any Settlement of any Transaction, each day on which Dealer (or its agent or affiliate) purchases Shares in the market in connection with unwinding its commercially reasonable hedge position in connection with such Settlement, starting on the First Unwind Date for such Settlement.

First Unwind Date:	For any Cash Settlement or Net Share Settlement with respect to any Settlement of any Transaction, as designated in the relevant Settlement Notice.

Unwind Period:	For any Cash Settlement or Net Share Settlement with respect to any Settlement of any Transaction, the period starting on the First Unwind Date for such Settlement and ending on the Valuation Date for such Settlement, subject to “Early Valuation” below. If any Exchange Business Day during an Unwind Period for each Transaction is a Disrupted Day, the Calculation Agent may make commercially reasonable adjustments to the terms of such Transaction (including, without limitation, the Cash Settlement Amount, the number of Net Share Settlement Shares and the Settlement Price) to account for the occurrence of such Disrupted Day.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Exchange Business Day during the Unwind Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Settlement Terms:

Settlement:	With respect to any Transaction, any Physical Settlement, Cash Settlement or Net Share Settlement of all or any portion of such Transaction.

Settlement Notice:	For any Transaction, subject to “Early Valuation” below, Counterparty may elect to effect a Settlement of all or any portion of such Transaction by designating one or more Scheduled Trading Days following the Effective Date for such Transaction and on or prior to the Maturity Date for such Transaction to be Valuation Dates (or, with respect to Cash Settlements or Net Share Settlements, First Unwind Dates, each of which First Unwind Dates shall occur no later than the 60th Scheduled Trading Day immediately preceding the Maturity Date for such Transaction) in a written notice to Dealer (a “Settlement Notice”) delivered no later than the applicable Settlement Method Election Date for such Transaction, which notice shall also specify (i) the number of Shares (the “Settlement Shares”) for such Settlement (not to exceed the number of Undesignated Shares as of the date of such Settlement Notice) and (ii) the Settlement Method applicable to such Settlement; provided that (A) Counterparty may not designate a First Unwind Date for a Cash Settlement or a Net Share Settlement of any Transaction if, as of the date of such Settlement Notice, any Shares have been designated as Settlement Shares for a Cash Settlement or a Net Share Settlement of such Transaction for which the related Relevant Settlement Date has not occurred; and (B) if the number of Undesignated Shares as of the Maturity Date for such Transaction is not zero, then the Maturity Date for such Transaction shall be a Valuation Date for a Physical Settlement of such Transaction and the number of Settlement Shares for such Settlement shall be the number of Undesignated Shares for such Transaction as of the Maturity Date for such Transaction (provided that if such Maturity Date occurs during the period from the time any Settlement Notice is given for a Cash Settlement or Net Share Settlement of such Transaction until the related Relevant Settlement Date, inclusive, then the provisions set forth below opposite “Early Valuation” shall apply to such Transaction as if the Maturity Date for such Transaction were the Early Valuation Date for such Transaction).

Undesignated Shares:	For any Transaction, as of any date, the Number of Shares for such Transaction minus the number of Shares designated as Settlement Shares for Settlements of such Transaction for which the related Relevant Settlement Date has not occurred.

Settlement Method Election:	For any Transaction, applicable; provided that:

(i) Net Share Settlement shall be deemed to be included as an additional settlement method under Section 7.1 of the Equity Definitions;

(ii) Counterparty may elect Cash Settlement or Net Share Settlement for any Settlement of any Transaction only if Counterparty represents and warrants to Dealer in the Settlement Notice containing such election that, as of the date of such Settlement Notice, (A) Counterparty is not aware of any material nonpublic information concerning itself or the Shares, (B) Counterparty is electing the settlement method and designating the First Unwind Date specified in such Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 under the Exchange Act (“Rule 10b-5”) or any other provision of the federal securities laws, (C) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (D) Counterparty would be able to purchase a number of Shares equal to the greater of (x) the number of Settlement Shares designated in such Settlement Notice and (y) a number of Shares with a value as of the date of such Settlement Notice equal to the product of (I) such number of Settlement Shares and (II) the applicable Relevant Forward Price for such Cash Settlement or Net Share Settlement in compliance with the laws of Counterparty’s jurisdiction of organization and (E) such election, and settlement in accordance therewith, does not and will not violate or conflict with any law, regulation or supervisory guidance applicable to Counterparty, or any order or judgment of any court or other agency of government applicable to it or any of its assets, and any governmental consents that are required to have been obtained by Counterparty with respect to such election or settlement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(iii) Notwithstanding any election to the contrary in any Settlement Notice, Physical Settlement shall be applicable for any Settlement of any Transaction:

(A)	to all of the Settlement Shares designated in such Settlement Notice if, at any time from the date such Settlement Notice is received by Dealer until the related First Unwind Date, inclusive, (I) the trading price per Share on the Exchange (as determined by Dealer in a commercially reasonable manner) is below the Threshold Price or (II) Dealer determines, in its good faith and commercially reasonable judgment, that it would, after using commercially reasonable efforts, be unable to purchase a number of Shares in the market sufficient to unwind a commercially reasonable hedge position in respect of the portion of such Transaction represented by such Settlement Shares and satisfy its delivery obligation hereunder, if any, by the Maturity Date (taking into account any additional share forward or other equity derivative transaction Counterparty has entered into) (x) in a manner that (A) would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with the safe harbor provided by Rule 10b-18(b) under the Exchange Act and (B) based on advice of counsel, would not raise material risks under applicable securities laws or (y) due to the lack of sufficient liquidity in the Shares (each, a “Trading Condition”); or

(B)	to all or a portion of the Settlement Shares designated in such Settlement Notice if, on any day during the relevant Unwind Period, (I) the trading price per Share on the Exchange (as determined by Dealer in a commercially reasonable manner) is below the Threshold Price or (II) Dealer determines, in its good faith and commercially reasonable judgment or based on advice of counsel, as applicable, that a Trading Condition has occurred with respect to such Transaction, in which case the provisions set forth below in the fourth paragraph opposite “Early Valuation” shall apply as if such day were the Early Valuation Date and (x) for purposes of clause (i) of such paragraph, such day shall be the last Unwind Date of such Unwind Period and the “Unwound Shares” shall be calculated to, and including, such day and (y) for purposes of clause (ii) of such paragraph, the “Remaining Shares” shall be equal to the number of Settlement Shares designated in such Settlement Notice minus the Unwound Shares determined in accordance with clause (x) of this sentence.

Threshold Price:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be 50% of the Initial Forward Price for such Transaction.

Electing Party:	Counterparty

Settlement Method Election Date:	With respect to any Settlement of any Transaction, the 5th Scheduled Trading Day immediately preceding (x) the Valuation Date for such Transaction, in the case of Physical Settlement, or (y) the First Unwind Date for such Transaction, in the case of Cash Settlement or Net Share Settlement.

Default Settlement Method:	Physical Settlement

Physical Settlement:	Notwithstanding Section 9.2(a)(i) of the Equity Definitions, on the Settlement Date for any Physical Settlement of any Transaction, Dealer shall pay to Counterparty an amount (“Physical Settlement Amount”) equal to the Forward Price for such Transaction on the relevant Valuation Date multiplied by the number of Settlement Shares for such Settlement, and Counterparty shall deliver to Dealer such Settlement Shares. If, on any Settlement Date, the Shares to be delivered by Counterparty to Dealer hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Dealer, then the portion of the Physical Settlement Amount payable by Dealer to Counterparty in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Settlement Date:	For any Settlement of any Transaction to which Physical Settlement is applicable, the Valuation Date for such Settlement.

Net Share Settlement:	On the Net Share Settlement Date for any Settlement of any Transaction to which Net Share Settlement is applicable, if the Net Share Settlement Amount for such Settlement is greater than zero, Counterparty shall deliver a number of Shares equal to such Net Share Settlement Amount (rounded down to the nearest integer) to Dealer, and if such Net Share Settlement Amount is less than zero, Dealer shall deliver a number of Shares equal to the absolute value of such Net Share Settlement Amount (rounded down to the nearest integer) to Counterparty, in either case, in accordance with Section 9.4 of the Equity Definitions, with such Net Share Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4, and, in either case, plus cash in lieu of any fractional Shares included in such Net Share Settlement Amount but not delivered due to rounding required hereby, valued at the Settlement Price. If, on any Net Share Settlement Date for each Transaction, the Shares to be delivered by Counterparty or Dealer hereunder upon Net Share Settlement are not so delivered (the “Net Share Deferred Shares”), and a Forward Price Reduction Date with respect to such Transaction occurs during the period from, and including, such Net Share Settlement Date to, but excluding, the date such Shares are actually delivered to such party, then the portion of the Net Share Settlement Shares for such Transaction deliverable by Dealer or Counterparty in respect of the Net Share Deferred Shares shall be adjusted by the Calculation Agent to reflect the occurrence of such Forward Price Reduction Amount for such Forward Price Reduction Date.

Net Share Settlement Date:	For any Settlement of any Transaction to which Net Share Settlement is applicable, the date that follows the Valuation Date for such Settlement by one Settlement Cycle.

Net Share Settlement Amount:	For any Settlement of any Transaction to which Net Share Settlement is applicable, an amount equal to the Forward Cash Settlement Amount for such Settlement divided by the Settlement Price.

Forward Cash Settlement Amount:	Notwithstanding Section 8.5(c) of the Equity Definitions, the Forward Cash Settlement Amount for any Cash Settlement or Net Share Settlement of any Transaction shall be equal to (i) the number of Settlement Shares for such Settlement multiplied by (ii) an amount equal to (A) the Settlement Price for such Settlement minus (B) the Relevant Forward Price for such Settlement.

Relevant Forward Price:	For any Cash Settlement or Net Share Settlement of any Transaction, the weighted average of the Forward Prices for such Transaction on each Unwind Date relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate on each such Unwind Date in connection with unwinding Dealer’s commercially reasonable hedge position in connection with such Settlement, as determined by the Calculation Agent).

Settlement Price:	For any Cash Settlement or Net Share Settlement of any Transaction, the weighted average price of the purchases of Shares made by Dealer (or its agent or affiliate) during the Unwind Period in connection with unwinding its commercially reasonable hedge position relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate on each Unwind Date in connection with unwinding its commercially reasonable hedge position in connection with such Settlement, as determined by the Calculation Agent), plus commercially reasonable commissions not to exceed USD 0.02 per Share.

Unwind Activities:	The times and prices at which Dealer (or its agent or affiliate) purchases any Shares during any Unwind Period in connection with unwinding its commercially reasonable hedge position in respect of each Transaction shall be determined by Dealer in good faith and in a commercially reasonable manner. Without limiting the generality of the foregoing, in the event that Dealer concludes, in its reasonable discretion based on advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures generally applicable in similar situations and applied in a non-discriminatory manner (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), for it to refrain from purchasing Shares in connection with unwinding its commercially reasonable hedge position in respect of such Transaction on any Scheduled Trading Day (a “Regulatory Disruption”) that would have been an Unwind Date but for the occurrence of a Regulatory Disruption, Dealer may (but shall not be required to) notify Counterparty in writing that a Regulatory Disruption has occurred on such Scheduled Trading Day with respect to such Transaction, in which case Dealer shall, to the extent practicable in its good faith discretion, specify the nature of such Regulatory Disruption, and, for the avoidance of doubt, such Scheduled Trading Day shall not be an Unwind Date for such Transaction and such Regulatory Disruption shall be deemed to be a Market Disruption Event; provided that Dealer may exercise its right to suspend under this sentence only in good faith in relation to events or circumstances that are not the result of actions of it or any of its Affiliates that are taken with the intent to avoid its obligations under the Transactions.

Relevant Settlement Date:	For any Settlement of any Transaction, the Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date for such Settlement, as the case may be.

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares under any Transaction, the provisions of Sections 9.2 (last sentence only), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to such Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Share Adjustments:

Potential Adjustment Events:	An Extraordinary Dividend shall not constitute a Potential Adjustment Event. For the avoidance of doubt, a cash dividend on the Shares that differs from expected dividends as of the Trade Date of any Transaction shall not be a Potential Adjustment Event under Section 11.2(e)(vii) of the Equity Definitions with respect to such Transaction.

Notwithstanding Section 11.2(e)(v) of the Equity Definitions, the following repurchases of Shares (if applicable) shall not be considered to be a Potential Adjustment Event:

(i) Shares withheld from employees of Counterparty or its Affiliates to pay certain withholding taxes upon the vesting of Share awards granted to such employees under compensation or benefit plans of Counterparty;

(ii) Shares purchased in connection with the reinvestment of dividends by recipients of Share awards under Counterparty’s compensation or benefit plans;

(iii) Shares purchased in connection with the operation of Counterparty’s 401(k) plans or dividend reinvestment and direct stock purchase plans; and

(iv) Shares purchased by Counterparty to offset any shareholder dilution arising from the exercise of options to purchase Shares under compensation or benefit plans.

Extraordinary Dividend:	For any Transaction, any dividend or distribution on the Shares with an ex-dividend date occurring on any day following the Trade Date of such Transaction (other than (i) any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or (ii) a regular, quarterly cash dividend in an amount equal to or less than the Regular Dividend Amount for such calendar quarter for such Transaction that has an ex-dividend date no earlier than the Forward Price Reduction Date occurring in the relevant quarter for such Transaction).

Regular Dividend Amount:	For each Transaction and for each calendar quarter, the amount set forth under the heading “Regular Dividend Amounts per Calendar Quarter” in the Forward Placement Notice (as defined in the Sales Agreement) as amended by any corresponding Forward Acceptance (each such term as defined in the Sales Agreement) for such Transaction and for such calendar quarter (or, if no such amount is specified, an amount determined by Dealer in good faith), as specified in Schedule I to the Supplemental Confirmation for such Transaction.

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Extraordinary Events:	The consequences that would otherwise apply under Article 12 of the Equity Definitions to any applicable Extraordinary Event (excluding any Failure to Deliver, Increased Cost of Hedging, Increased Cost of Stock Borrow or any Extraordinary Event that also constitutes a Bankruptcy Termination Event, but including, for the avoidance of doubt, any other applicable Additional Disruption Event) shall not apply.

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing the reference therein to “10%” with a reference to “20%”.

Delisting:	In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	With respect to any Transaction, applicable; provided that (A) any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (ii) the promulgation of or any change in or public announcement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date of such Transaction, (B) Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii) by replacing the words “the interpretation” with the words “or public announcement of any formal or informal interpretation” in the third line thereof and (C) the words “, unless the illegality is due to an act or omission of the party seeking to elect termination of the Transaction with the intent to avoid its obligations under the terms of the Transaction” are added immediately following the word “Transaction” in the fifth line thereof; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable with respect to a Transaction if Dealer is required to deliver Shares under such Transaction; otherwise, Not Applicable.

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable; provided that Section 12.9(b)(vi) of the Equity Definitions shall be amended by (i) adding “or” before clause (B) of the second sentence thereof; (ii) deleting clause (C) of the second sentence thereof; (iii) deleting the third and fourth sentences thereof; and (iv) inserting the following language at the end of such Section: “provided, however, that any such increased tax, duty, expense or fee that occurs solely due to the deterioration of the creditworthiness of the Hedging Party relative to comparable financial institutions shall not be an Increased Cost of Hedging.”

Increased Cost of Stock Borrow:	Applicable; provided that Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); (ii) deleting clause (C) of the second sentence thereof and (iii) deleting the third, fourth and fifth sentences thereof. For the avoidance of doubt, upon the announcement of any event that, if consummated, would result in a Merger Event or Tender Offer, the term “rate to borrow Shares” as used in Section 12.9(a)(viii) of the Equity Definitions shall include any commercially reasonable cost borne or amount payable by the Hedging Party in respect of maintaining or reestablishing its hedge position, including, but not limited to, any assessment or other amount payable by the Hedging Party to a lender of Shares in respect of any merger or tender offer premium, as applicable.

Initial Stock Loan Rate:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction.

Loss of Stock Borrow:	Applicable; provided that Section 12.9(b)(iv) of the Equity Definitions shall be amended by (i) deleting clause (A) of the first sentence thereof in its entirety and (ii) deleting the words “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the second sentence thereof.

Maximum Stock Loan Rate:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction.

Hedging Party:	For all applicable Additional Disruption Events, Dealer

Determining Party:	For all applicable Extraordinary Events, Dealer

Early Valuation:

Early Valuation:	For any Transaction, notwithstanding anything to the contrary herein, in the Agreement, in any Supplemental Confirmation or in the Equity Definitions, at any time (x) concurrently with or following the occurrence of a Hedging Event or ISDA Event with respect to such Transaction or the declaration by Issuer of an Extraordinary Dividend or (y) if an Excess Ownership Position, an Excess Charter Ownership Position or an Excess Regulatory Ownership Position exists, Dealer (or, in the case of an ISDA Event that is an Event of Default or Termination Event, the party entitled to designate an Early Termination Date in respect of such event pursuant to Section 6 of the Agreement) shall have the right to designate any Scheduled Trading Day to be the “Early Valuation Date” for such Transaction, in which case the provisions set forth in this “Early Valuation” section shall apply to such Transaction, in the case of an Event of Default or Termination Event, in lieu of Section 6 of the Agreement. For the avoidance of doubt, any amount calculated pursuant to this “Early Valuation” section (in respect of which Counterparty satisfies its payment and/or delivery obligations under this “Early Valuation” section) as a result of an Extraordinary Dividend shall not be adjusted by the value associated with such Extraordinary Dividend.

Dealer represents and warrants to and agrees with Counterparty, assuming the accuracy and completeness of the representations and warranties of Counterparty hereunder and under the Sales Agreement and the compliance with, and satisfaction of, the covenants and undertakings of Counterparty hereunder and under the Sales Agreement, that (i) based upon advice of counsel, Dealer does not have actual knowledge of the existence as of the date hereof of an Excess Ownership Position, an Excess Charter Ownership Position or an Excess Regulatory Ownership Position; and (ii) assuming no event or circumstance by or within the control of Counterparty or its affiliates occurs in connection with which the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer Group (as defined below) and/or the “ownership” (howsoever defined under any Applicable Law) of Shares by Dealer Group or another Dealer Person (as defined below) would increase, Dealer will not knowingly cause the occurrence of an Excess Ownership Position or an Excess Regulatory Ownership Position on any day during the term of the applicable Transaction for the purpose, in whole or in part, of causing the occurrence of an Early Valuation Date.

If the Early Valuation Date for a Transaction occurs on a date that is not during an Unwind Period for such Transaction, then such Early Valuation Date shall be a Valuation Date for a Physical Settlement of such Transaction, and the number of Settlement Shares for such Settlement shall be the Number of Shares on such Early Valuation Date; provided that Dealer may in its good faith and in a commercially reasonable manner permit Counterparty to elect Cash Settlement or Net Share Settlement in respect of such Transaction, in which case Dealer, as Hedging Party, will determine, in good faith and in a commercially reasonable manner, the Scheduled Trading Day that will be the First Unwind Date for such Cash Settlement or Net Share Settlement.

If the Early Valuation Date for a Transaction occurs during an Unwind Period for such Transaction, then (i) (A) the last Unwind Date of such Unwind Period shall be deemed to be such Early Valuation Date, (B) a Settlement shall occur in respect of such Unwind Period, and the Settlement Method elected by Counterparty in respect of such Settlement shall apply (subject to the provisions under “Settlement Terms” above in respect of the applicable Settlement Method), and (C) the number of Settlement Shares for such Settlement shall be the number of Unwound Shares for such Unwind Period on such Early Valuation Date, and (ii) (A) such Early Valuation Date shall be a Valuation Date for an additional Physical Settlement of such Transaction (provided that Dealer may in its good faith and commercially reasonable discretion elect that the Settlement Method elected by Counterparty for the Settlement described in clause (i) of this sentence shall apply, in which case Dealer, in its good faith and in a commercially reasonable manner, will determine the Scheduled Trading Day that will be the First Unwind Date for such Cash Settlement or Net Share Settlement) and (B) the number of Settlement Shares for such additional Settlement shall be the number of Remaining Shares on such Early Valuation Date.

Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the related Relevant Settlement Date the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent shall adjust the terms of the applicable Transaction as it determines and in a commercially reasonable manner appropriate to account for such change to the nature of the Shares.

ISDA Event:	(i) Any Event of Default or Termination Event, other than an Event of Default or Termination Event that also constitutes a Bankruptcy Termination Event, that gives rise to the right of either party to designate an Early Termination Date pursuant to Section 6 of the Agreement or (ii) the announcement of any event or transaction that, if consummated, would result in a Merger Event, Tender Offer, Nationalization, Insolvency, Delisting or Change in Law, in each case, as reasonably determined by the Calculation Agent.

Amendment to Merger Event:	Section 12.1(b) of the Equity Definitions is hereby amended by deleting the remainder of such Section beginning with the words “in each case if the Merger Date is on or before” in the fourth to last line thereof.

Hedging Event:	In respect of any Transaction, the occurrence or existence of any of the following on or following the first Trading Day (as defined in the Sales Agreement) of the Forward Hedge Selling Period (as defined in the Sales Agreement): (i) (x) A Loss of Stock Borrow in connection with which Counterparty does not refer the Hedging Party to a satisfactory Lending Party that lends Shares in the amount of the Hedging Shares within the required time period as provided in Section 12.9(b)(iv) of the Equity Definitions or (y) a Hedging Disruption, (ii) (A) an Increased Cost of Stock Borrow or (B) an Increased Cost of Hedging in connection with which, in the case of sub-clause (A) or (B), Counterparty does not elect, and so notify the Hedging Party of its election, in each case, within the required time period to either amend such Transaction pursuant to Section 12.9(b)(v)(A) or Section 12.9(b)(vi)(A) of the Equity Definitions, as applicable, or pay an amount determined by the Calculation Agent that corresponds to the relevant Price Adjustment pursuant to Section 12.9(b)(v)(B) or Section 12.9(b)(vi)(B) of the Equity Definitions, as applicable, or (iii) the occurrence of a Market Disruption Event during an Unwind Period and the continuance of such Market Disruption Event for at least eight Scheduled Trading Days.

In respect of any Transaction, if a Hedging Event (other than the Hedging Event in clause (iii) in the preceding paragraph) occurs or exists with respect to such Transaction on or after the first Trading Day of the Forward Hedge Selling Period (as each such term is defined in the Sales Agreement) for such Transaction and prior to the Trade Date for such Transaction, the Calculation Agent may reduce the Initial Forward Price in a commercially reasonable manner to account for such Hedging Event and any commercially reasonable costs or expenses incurred by Dealer as a result of such Hedging Event.)

Remaining Shares:	For any Transaction, on any day, the Number of Shares for such Transaction as of such day (or, if such day occurs during an Unwind Period for such Transaction, the Number of Shares for such Transaction as of such day minus the Unwound Shares for such Transaction for such Unwind Period on such day).

Unwound Shares:	For any Transaction, for any Unwind Period in respect of such Transaction on any day, the aggregate number of Shares with respect to which Dealer has unwound (as determined by Dealer in good faith) its commercially reasonable hedge position in respect of such Transaction in connection with the related Settlement as of such day.

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Transfer:	Notwithstanding anything to the contrary in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, in whole or in part, to an affiliate of Dealer without the consent of Counterparty; provided that (i) the creditworthiness of such affiliate is not, taking into account any guarantees or other credit support provided for the obligations of such affiliate, materially weaker than Dealer’s creditworthiness at such time, (ii) Counterparty will neither (1) be required to pay, nor is there a material likelihood that it would be required to pay, an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement, nor (2) receive a payment, nor is there a material likelihood that it would receive a payment, from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount, in either case as a result of such transfer or assignment, (iii) each of Dealer and such transferee is a “dealer” within the meaning of section 1.1001-4(b)(1) of the U.S. Treasury Regulations and (iv) that no Event of Default or Termination Event with respect to which Dealer is the Defaulting Party or an Affected Party, as the case may be, exists or would result therefrom, and no Extraordinary Event, Early Valuation, Market Disruption Event, ISDA Event, Excess Ownership Position or Excess Regulatory Ownership Position or other event or circumstance giving rise to a right or responsibility to terminate or cancel a Transaction or to make an adjustment to the terms of a Transaction would result therefrom.

Notwithstanding the foregoing or any other provision of this Master Confirmation or any Supplemental Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of any Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

Calculation Agent:	Dealer; provided that, following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to select an independent leading dealer in the market for U.S. corporate equity derivatives to replace Dealer as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will, within five Business Days of its receipt of such written request, provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation, as the case may be; provided that Dealer shall not be required to disclose any proprietary or confidential models of Dealer or any information that is proprietary, confidential or may be subject to contractual, legal or regulatory obligations to not disclose such information.

Counterparty Payment Instructions:	To be provided by Counterparty in writing

Dealer Payment Instructions:	[ ]

The Office of Counterparty for the Transaction is:	Inapplicable, Counterparty is not a Multibranch Party

The Office of Dealer for the Transaction is:	[Dealer is a Multibranch Party and for purposes of this Confirmation and each Transaction, may act through [ ]]

Counterparty’s Contact Details for Purpose of Giving Notice:	To be provided by Counterparty in writing

Dealer’s Contact Details for Purpose of Giving Notice:	[ ]

3.             Effectiveness. The effectiveness of each Supplemental Confirmation and the related Transaction on the Effective Date for such Supplemental Confirmation shall be subject to the satisfaction (or waiver by Dealer) of the following conditions:

(a)            the representations and warranties of Counterparty and the Operating Partnership contained in the Sales Agreement, and any certificate delivered pursuant thereto by Counterparty or the Operating Partnership, shall be true and correct on such Effective Date as if made as of such Effective Date;

(b)            each of Counterparty and the Operating Partnership shall have performed all of the obligations required to be performed by it under the Sales Agreement on or prior to such Effective Date;

(c)            all of the conditions set forth in Section 8 of the Sales Agreement shall have been satisfied;

(d)            the effective date of the effective Forward Placement Notice (as defined in the Sales Agreement) shall have occurred as provided in the Sales Agreement;

(e)            all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on such Effective Date as if made as of such Effective Date; and

(f)             Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to such Effective Date, including without limitation its obligations under Section 6 hereof.

Notwithstanding the foregoing or any other provision of this Master Confirmation or any Supplemental Confirmation, if, in respect of any Transaction, (x) on or prior to 9:00 a.m., New York City time, on any Forward Hedge Settlement Date (as defined in the Sales Agreement) in connection with Dealer (or its affiliate) establishing Dealer’s (or it’s affiliate’s) commercially reasonable hedge position, Dealer or its affiliate, in its sole judgment, is unable, after using commercially reasonable efforts, to borrow and deliver for sale the full Number of Shares or (y) in Dealer’s sole judgment, Dealer (or an affiliate of Dealer) would incur a stock loan cost of more than a rate equal to the Maximum Stock Loan Rate for such Transaction with respect to all or any portion of such full Number of Shares, the effectiveness of the related Supplemental Confirmation and such Transaction shall be limited to the number of Shares Dealer (or an affiliate of Dealer) is so able to borrow in connection with establishing its commercially reasonable hedge position for such Transaction at a cost of not more than a rate equal to the Maximum Stock Loan Rate for such Transaction, which, for the avoidance of doubt, may be zero.

4.             Additional Mutual Representations and Warranties. In addition to the representations and warranties in the Agreement, each party represents and warrants to the other party, as of the date hereof and as of each Forward Placement Date (as defined in the Sales Agreement), Trade Date and Forward Hedge Settlement Date (as defined in the Sales Agreement), that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933 (as amended) (the “Securities Act”), and is entering into each Transaction hereunder as principal and not for the benefit of any third party.

5.             Additional Representations, Warranties and Agreements of Counterparty. In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to Dealer, and agrees with Dealer, as of the date hereof and as of each Forward Placement Date (as defined in the Sales Agreement), Trade Date and Forward Hedge Settlement Date, and, with respect to Section 5(l) below, also as of any Settlement Method Election Date where Counterparty has elected either Cash Settlement or Net Share Settlement, that:

(a)            without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that Dealer is not making any representations or warranties with respect to the treatment of any Transaction, including without limitation ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity, ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;

(b)            it shall not take any action to reduce or decrease the number of authorized and unissued Shares below the sum of (i) the aggregate Number of Shares across all Transactions plus (ii) the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party;

(c)            it will not repurchase any Shares if, immediately following such repurchase, the aggregate Number of Shares across all Transactions would be equal to or greater than [9.0] [4.5] % of the number of then-outstanding Shares and it will notify Dealer immediately upon the announcement or consummation of any repurchase of Shares in an amount that, taken together with the amount of all repurchases since the date of the last such notice (or, if no such notice has been given, since the Trade Date), exceeds 0.5% of the number of then-outstanding Shares;

(d)            it is not entering into this Master Confirmation or any Supplemental Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) for the purpose of inducing the purchase or sale of the Shares (or any security convertible into or exchangeable for Shares) by others;

(e)            (i) it is not aware of any material non-public information regarding itself or the Shares; (ii) it is entering into this Master Confirmation (and any Supplemental Confirmation) and will provide any Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 or any other provision of the federal securities laws; (iii) it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting any Transaction; and (iv) it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and any Supplemental Confirmations under Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”);

(f)             to its knowledge, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no such representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer;

(g)            as of any Trade Date and as of the date of any payment or delivery by Counterparty or Dealer hereunder, it is not and will not be “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code);

(h)            it is not, and after giving effect to the transactions contemplated hereby and by each Supplemental Confirmation will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(i)             it: (i) is an “institutional account” as defined in FINRA Rule 4512(c); and (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating any recommendations of Dealer or its associated persons;

(j)             ownership positions held by Dealer or any of its affiliates solely in its capacity as a nominee or fiduciary (i) do not constitute “ownership” by Dealer and (ii) shall not result in Dealer being deemed or treated as the “owner” of such positions, in each case for purposes of Counterparty’s Articles of Restatement, as amended from time to time;

(k)            IT UNDERSTANDS THAT THE TRANSACTIONS ARE SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS; and

(l)            it has not applied for or received a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law, including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) would preclude or limit, as a condition to such Financial Assistance or otherwise, Counterparty’s ability to enter into, exercise its rights or perform its obligations under any Transaction (including in connection with any Cash Settlement or Net Share Settlement) or (ii) for which the terms of any Transaction would cause Counterparty to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance and it acknowledges that entering into a Transaction may limit its ability to receive any such Financial Assistance.

6.            Additional Covenants of Counterparty.

(a)            Counterparty acknowledges and agrees that any Shares delivered by Counterparty to Dealer on any Settlement Date or Net Share Settlement Date will be (i) newly issued, (ii) approved for listing or quotation on the Exchange, subject to official notice of issuance, and (iii) registered under the Exchange Act, and, when delivered by Dealer (or an affiliate of Dealer) to securities lenders from whom Dealer (or an affiliate of Dealer) borrowed Shares in connection with hedging its exposure to any Transaction, will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders, irrespective of whether any such stock loan is effected by Dealer or an affiliate of Dealer. Accordingly, Counterparty agrees that any Shares so delivered will not bear a restrictive legend and will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System. In addition, Counterparty represents and agrees that any such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance.

(b)            Counterparty agrees that Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting any Transaction. Without limiting the generality of the provisions set forth opposite the caption “Unwind Activities” in Section 2 of this Master Confirmation, Counterparty acknowledges that it has no right to, and agrees that it will not seek to, control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under or in connection with any Transaction, including, without limitation, Dealer’s decision to enter into any hedging transactions.

(c)            Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(d)            Counterparty shall promptly provide notice thereof to Dealer (i) upon the occurrence of any event that would constitute an Event of Default or a Termination Event in respect of which Counterparty is a Defaulting Party or an Affected Party, as the case may be, and (ii) upon announcement of any event that, if consummated, would constitute an Extraordinary Event or Potential Adjustment Event.

(e)            Neither Counterparty nor any of its “affiliated purchasers” (as defined by Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall take any action that would cause any purchases of Shares by Dealer or any of its Affiliates in connection with any Cash Settlement or Net Share Settlement of any Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 as if such purchases were made by Counterparty. Without limiting the generality of the foregoing, during any Unwind Period, except with the prior written consent of Dealer, Counterparty will not, and will cause its affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares.

(f)            Counterparty will not take, or permit to be taken, any action to cause any “restricted period” (as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”)) to occur in respect of Shares or any security with respect to which the Shares are a “reference security” (as such term is defined in Regulation M) during any Unwind Period.

(g)            Counterparty shall: (i) prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction, notify Dealer of such public announcement; (ii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; (iii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (A) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date for the Merger Transaction that were not effected through Dealer or its affiliates and (B) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding such announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may result in a Regulatory Disruption, a Trading Condition or, if such notice relates to an event that is also an ISDA Event, an Early Valuation, or may affect the length of any ongoing Unwind Period; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6(c) above. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization with respect to Counterparty and/or the Shares as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act. For the avoidance of doubt, a Merger Transaction or the announcement thereof shall not give either party the right to designate an Early Valuation Date and/or to accelerate or preclude an election by Counterparty of Physical Settlement, unless such Merger Transaction or the announcement thereof is also an ISDA Event.

(h)            Counterparty shall promptly execute any Supplemental Confirmation delivered to Counterparty by Dealer.

(i)             Counterparty represents and warrants to, and agrees with, Dealer that Counterparty has not and will not, without the prior written consent of Dealer, enter into any structured share purchase or sale transaction (including the purchase or sale of any option or combination of options relating to the Shares), or any other transaction similar to any Transaction described herein, where any valuation period (however defined) in such other transaction will overlap at any time (including as a result of acceleration, postponement or extension in such valuation period as provided in the relevant agreement) with any Unwind Period under any Confirmation. In the event that the valuation period in any such other transaction overlaps with any Unwind Period under any Confirmation as a result of any acceleration, postponement or extension of such Unwind Period, Counterparty shall promptly amend such transaction to avoid any such overlap.

7.             Termination on Bankruptcy. The parties hereto agree that, notwithstanding anything to the contrary in the Agreement or the Equity Definitions, each Transaction constitutes a contract to issue a security of Counterparty as contemplated by Section 365(c)(2) of the Bankruptcy Code and that each Transaction and the obligations and rights of Counterparty and Dealer thereunder (except for any liability as a result of breach of any of the representations or warranties provided by Counterparty in Section 4 or Section 5 above) shall immediately terminate, without the necessity of any notice, payment (whether directly, by netting or otherwise) or other action by Counterparty or Dealer, if, on or prior to the final Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date of any Transaction, an Insolvency Filing occurs or any other proceeding commences with respect to Counterparty under the Bankruptcy Code (a “Bankruptcy Termination Event”).

8.             Additional Provisions.

(a)            Dealer acknowledges and agrees that Counterparty’s obligations under the Transactions are not secured by any collateral and that neither this Master Confirmation nor any Supplemental Confirmations are not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Master Confirmation, any Supplemental Confirmation or the Agreement; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than the Transactions to which this Master Confirmation relates.

(b)            The parties hereto intend for:

(i)            each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code;

(ii)           the rights given to Dealer pursuant to “Early Valuation” in Section 2 above to constitute “contractual rights” to cause the liquidation of a “securities contract” and to set off mutual debts and claims in connection with a “securities contract”, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code;

(iii)          any cash, securities or other property provided as performance assurance, credit support or collateral with respect to any Transaction to constitute “margin payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code;

(iv)          all payments for, under or in connection with any Transaction, all payments for Shares and the transfer of Shares to constitute “settlement payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code; and

(v)          any or all obligations that either party has with respect to this Master Confirmation, any Supplemental Confirmation or the Agreement to constitute property held by or due from such party to margin, guaranty or settle obligations of the other party with respect to the transactions under the Agreement (including the Transactions) or any other agreement between such parties.

(c)            Notwithstanding any other provision of the Agreement, this Master Confirmation or any Supplemental Confirmation, in respect of any Transaction, in no event will Counterparty be required to deliver in the aggregate in respect of all Settlement Dates, Net Share Settlement Dates or other dates on which Shares are delivered in respect of any amount owed under a Transaction a number of Shares greater than two times the Number of Shares for such Transaction as of the Trade Date for such Transaction (the “Capped Number”). The Capped Number shall be subject to adjustment only on account of (x) Potential Adjustment Events of the type specified in (1) Sections 11.2(e)(i) through (vi) of the Equity Definitions or (2) Section 11.2(e)(vii) of the Equity Definitions so long as, in the case of this sub-clause (2), such event is within Issuer’s control, (y) Merger Events requiring corporate action of Issuer (or any surviving entity of Issuer hereunder in connection with any such Merger Event) and (z) Announcement Events that are not outside Issuer’s control. Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that any Transaction is outstanding) that the aggregate Capped Number of the Transactions is equal to or less than the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transactions) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(c) (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the applicable Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (C) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). Counterparty shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable, deliver such Shares thereafter. Counterparty shall not, until Counterparty’s obligations under each Transaction have been satisfied in full, use any Shares that become available for potential delivery to Dealer as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transactions or reserve any such Shares for future issuance for any purpose other than to satisfy Counterparty’s obligations to Dealer under the Transactions.

(d)            The parties intend for this Master Confirmation and each Supplemental Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of Goldman, Sachs & Co. to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003.

(e)            The parties intend for each Transaction (taking into account purchases of Shares in connection with any Cash Settlement or Net Share Settlement of any Transaction) to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and for this Master Confirmation and each Supplemental Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).

(f)            Counterparty and Dealer agree that, upon the effectiveness of any accepted Forward Placement Notice relating to a Forward (each such term as defined in the Sales Agreement), in respect of the Transaction to which such accepted Forward Placement Notice (as defined in the Sales Agreement) relates, each of the representations, warranties, covenants, agreements and other provisions of this Master Confirmation and the Supplemental Confirmation for such Transaction (including, without limitation, Dealer’s right to designate an Early Valuation Date in respect of such Transaction and the termination of such Transaction following a Bankruptcy Termination Event) shall govern, and be applicable to, such Transaction as of the first Trading Day (as defined in the Sales Agreement) of the Forward Hedge Selling Period (as defined in the Sales Agreement) for such Transaction as if the Trade Date for such Transaction were such first Trading Day (as defined in the Sales Agreement). Notwithstanding anything to the contrary in this Master Confirmation, any Supplemental Confirmation, the Agreement or the 2002 Definitions, if Dealer designates an Early Valuation Date with respect to a Transaction (1) following the occurrence of an Event of Default or Termination Event, other than an Insolvency Filing, and such Early Valuation Date is to occur before the date that is one Settlement Cycle after the last day of the Forward Hedge Selling Period (as defined in the Sales Agreement) for such Transaction or (2) prior to Counterparty’s execution of the Supplemental Confirmation relating to such Transaction, then, for purposes of such Early Valuation Date, a Supplemental Confirmation relating to such Transaction reasonably completed by Dealer (as if the Trade Date for such Transaction were the last day of the Forward Hedge Selling Period (as defined in the Sales Agreement) on which the Forward Seller sold Forward Hedge Shares (as defined in the Sales Agreement) for such Transaction) shall, notwithstanding anything to the contrary contained in this Master Confirmation, the Agreement or the Sale Agreement, be deemed to be immediately effective.

(g)            Counterparty acknowledges that:

(i)            during the term of any Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to any Transaction;

(ii)           Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)          Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the Settlement Price of any Transaction;

(iv)          any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and the Settlement Price of any Transaction, each in a manner that may be adverse to Counterparty; and

(v)           each Transaction is a derivatives transaction; Dealer may purchase or sell shares for its own account at an average price that may be greater than, or less than, the price received by Counterparty under the terms of any Transaction.

9.             Indemnification. Without duplication of any indemnification obligations under the Sales Agreement, Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (excluding, for the avoidance of doubt, financial losses resulting from the economic terms of any Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party arising out of any breach of any covenant or representation made by Counterparty in this Master Confirmation, any Supplemental Confirmation or the Agreement. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s willful misconduct, gross negligence or bad faith in performing the services that are subject of any Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Master Confirmation or any Supplemental Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the gross negligence, willful misconduct or bad faith of the Indemnified Party. The provisions of this Section 9 shall survive the completion of the Transactions contemplated by this Master Confirmation and any Supplemental Confirmation and any assignment and/or delegation of any Transaction made pursuant to the Agreement or this Master Confirmation (or any Supplemental Confirmation) shall inure to the benefit of any permitted assignee of Dealer. For the avoidance of doubt, any payments due as a result of this provision may not be used to set off any obligation of Dealer upon settlement of any Transaction.

10.            Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation or any Supplemental Confirmation, in no event shall Dealer be entitled to receive, or be deemed to receive, Shares to the extent that, upon such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, each person subject to aggregation of Shares with Dealer for purposes of the “beneficial ownership test” under Section 13 of the Exchange Act and rules promulgated thereunder (any such person shall include without limitation any of Dealer’s affiliates’ business units subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act), or any persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares (collectively, “Dealer Group”), would be equal to or greater than [9.0] [4.5] % of the outstanding Shares (such condition, an “Excess Ownership Position”), (ii) violation would occur in respect of any restriction on ownership and/or transfer set forth in Article VII of Counterparty’s Articles of Restatement, as amended from time to time, taking into account any waivers that are then in effect (such condition, the “Excess Charter Ownership Position”) or (iii) Dealer, any Dealer Group or any or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (any of Dealer, any Dealer Group, or any such person, a “Dealer Person”) under Sections 3-601 through 3-605 and 3-701 to 3-710 of the Maryland Code (Corporations and Associations) or any state or federal bank holding company or banking laws, or any federal, state or local laws, regulations or regulatory orders or organizational documents or contracts of Counterparty, in each case, applicable to ownership of Shares (“Applicable Laws”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the lesser of (A) the maximum number of Shares that would be permitted under Applicable Laws and (B) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (such condition described in clause (iii), an “Excess Regulatory Ownership Position”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, (i) Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in (x) any Dealer Person directly or indirectly so beneficially owning in excess of [9.0] [4.5] % of the outstanding Shares or (y) the occurrence of an Excess Charter Ownership Position or Excess Regulatory Ownership Position and (ii) if such delivery relates to a Physical Settlement, notwithstanding anything to the contrary herein, Dealer shall not be obligated to satisfy the portion of its payment obligation corresponding to any Shares required to be so delivered until the date Counterparty makes such delivery. Upon request of Dealer, Counterparty shall promptly confirm to Dealer the number of Shares then outstanding and Dealer shall then promptly advise Counterparty with respect to any limitations under this Section 10 applicable to any anticipated delivery of Shares hereunder; provided, however, that neither a failure by Counterparty to notify Dealer of the number of Shares then outstanding nor a failure of Dealer to advise Counterparty with respect to any applicable limitations shall be deemed a default hereunder and notwithstanding such failure the remainder of this Section 10 shall continue to apply. For the avoidance of doubt, any delivery of Shares made by Counterparty to Dealer that Dealer was not entitled to receive under the terms of this Section 10 shall not be deemed to satisfy any of the delivery obligations of Counterparty hereunder and Dealer shall promptly return such Shares to Counterparty, pending which Dealer shall be deemed to hold any such Shares solely as custodian for the benefit of Counterparty.

11.            Non-Confidentiality. The parties hereby agree that (i) effective from the date of commencement of discussions concerning any Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind, including opinions or other tax analyses, provided by Dealer and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of Dealer or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) Dealer does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.

12.            Restricted Shares. If Counterparty is unable to comply with the covenant of Counterparty contained in Section 6 above or Dealer otherwise determines in its reasonable opinion that any Shares to be delivered to Dealer by Counterparty under any Transaction may not be freely returned by Dealer to securities lenders as described in the covenant of Counterparty contained in Section 6 above, then delivery of any such Settlement Shares (the “Unregistered Settlement Shares”) shall be effected pursuant to Annex B hereto, unless waived by Dealer

13.            Use of Shares. Dealer acknowledges and agrees that, except in the case of a Private Placement Settlement, Dealer shall use any Shares delivered by Counterparty to Dealer on any Relevant Settlement Date with respect to any Transaction to return to securities lenders to close out borrowings created by Dealer (or its agents or affiliates, as applicable) in connection with its hedging activities related to exposure under such Transaction or otherwise in compliance with applicable law.

14.            Rule 10b-18. In connection with bids and purchases of Shares in connection with any Net Share Settlement or Cash Settlement of any Transaction, Dealer shall use commercially reasonable efforts to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control.

15.            Governing Law. Notwithstanding anything to the contrary in the Agreement, the Agreement, this Master Confirmation, any Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation or any Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

16.            Set-Off. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under any Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

17.            Right to Extend. Dealer may postpone any Relevant Settlement Date or any other date of valuation or delivery, with respect to some or all of the relevant Settlement Shares, if Dealer determines, based on the advice of counsel, that such extension is reasonably necessary or appropriate to enable Dealer to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

18.            Staggered Settlement. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

19.            Waiver of Right to Trial by Jury. EACH OF DEALER AND COUNTERPARTY HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION OR ANY SUPPLEMENTAL CONFIRMATION OR THE ACTIONS OF DEALER, COUNTERPARTY OR THEIR AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

20.            Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

21.            Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

22.            Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation or any Supplemental Confirmation shall be interpreted as requiring Counterparty to deliver cash or other assets in respect of the settlement of any Transaction, except in circumstances where the required cash or other asset settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the Trade Date.

23.            Adjustments. For the avoidance of doubt, whenever the Calculation Agent, the Hedging Party or the Determining Party is called upon to make an adjustment pursuant to the terms of this Master Confirmation, any Supplemental Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, the Hedging Party or the Determining Party, as applicable, shall do so in good faith and in a commercially reasonable manner and shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position at the time of the event.

24.            Ownership Limit. Counterparty represents and undertakes to Dealer that Dealer, solely in its capacity as “Forward Purchaser” or “Forward Seller” (each as defined in the Sales Agreement) and solely with respect to its entering into and consummating the transactions contemplated by this Master Confirmation, any Supplemental Confirmation and the Sales Agreement, will not, either individually or collectively with any other Forward Purchasers or Forward Sellers, be subject to the ownership limitations set forth in Article VII of Counterparty’s Articles of Restatement, as amended from time to time.

25.            Other Forwards. Counterparty agrees that it shall not (x) cause to occur, or permit to exist, any Forward Hedge Selling Period at any time there is (1) a “Forward Hedge Selling Period” (or equivalent concept) relating to any other issuer forward sale or similar transaction (including, without limitation, any “Transaction” under (as and defined under) any substantially identical master forward confirmation) with any financial institution other than Dealer (an “Other Forward Transaction”), (2) any “Unwind Period” (or equivalent concept) hereunder or under any Other Forward Transaction or (3) any other period in which Counterparty directly or indirectly issues and sells Shares pursuant to an underwriting agreement (or similar agreement including, without limitation, any equity distribution agreement or sales agreement) (such period, a “Selling Period”) that Counterparty enters into with any financial institution other than Dealer, or (y) cause to occur, or permit to exist, any Unwind Period at any time there is (1) an “Unwind Period” (or equivalent concept) under any Other Forward Transaction, (2) a “Forward Hedge Selling Period” (or equivalent concept) under any Other Forward Transaction or (3) any Selling Period.

26.            [Matters Relating to Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transactions pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transactions, and may transfer its rights and obligations with respect to the Transactions, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transactions, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Master Confirmation, any Supplemental Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transactions. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Master Confirmation, any Supplemental Confirmation and the Transactions contemplated hereunder.]2

27.            Tax Matters.

(a)            For the purpose of Section 3(f) of the Agreement:

(i)	Dealer makes the following representations:

A.	[ ]

(ii)	Counterparty makes the following representations:

A.	It is a “U.S. person” (as that term is used in Treasury Regulation section 1.1441-4(a)(3)(ii) for U.S. federal income tax purposes.

B.	It is a real estate investment trust for U.S. federal income tax purposes and is organized under the laws of the State of Maryland, and is an exempt recipient under Treasury Regulation section 1.6049-4(c)(1)(ii)(J).

[2]	Include if Dealer is using an agent.

(b)            Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(c)            871(m) Protocol. The parties agree that the definitions and provisions contained in the ISDA 2015 Section 871(m) Protocol, as published by ISDA and as may be amended, supplemented, replaced or superseded from time to time shall be incorporated into and apply to the Agreement solely for purposes of this Master Confirmation as if set forth in full herein.

(d)            Tax documentation. For the purposes of Sections 4(a)(i) and 4(a)(ii) of the Agreement, Counterparty shall provide to Dealer a valid and duly executed U.S. Internal Revenue Service Form [W-8]/[W-9], or any successor thereto, and Dealer shall provide to Counterparty a valid and duly executed U.S. Internal Revenue Service Form [          ] (with any accompanying required documentation) or any successor thereto (i) on or before the date of execution of this Master Confirmation; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such tax form previously provided has become invalid, obsolete, or incorrect. Additionally, Counterparty or Dealer shall, promptly upon reasonable request by the other party, provide such other tax forms and documents reasonably requested by such other party.

(e)            Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

28.            [USDA EMIR PR/DR Protocol. The parties agree that the definitions and provisions contained in Part I to III of the Attachment to the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by the International Swaps and Derivatives Association, Inc. on July 19, 2013 (the “EMIR PR/DR Protocol”) are hereby incorporated into and apply to the Agreement as if set forth in full herein with effect from the date of the Agreement and for the purposes of those provision:

(i)	Dealer shall be a Portfolio Data Sending Entity;

(ii)	Counterparty shall be a Portfolio Data Receiving Entity;

(iii)	The following place(s) are specified for the purposes of the definition of Local Business Day as it applies to:

Dealer: [          ]; and
Counterparty: New York;

(iv)	With respect to Part I(3)(A) of the Attachment to the EMIR Protocol:

Dealer appoints the following Affiliates: None;
Counterparty appoints the following Affiliates: None;

(v)	With respect to Part I(3) of the Attachment to the EMIR Protocol:

Dealer confirms that it adheres as a Party that may use a Third Party Service Provider;
Counterparty confirms that it adheres as a Party that may use a Third Party Service Provider;

(vi)	Dealer agrees that the following items may be delivered to it at the contact details shown:

In respect of Portfolio Data, Notice of Discrepancy and any Dispute Notice: [          ]

(vii)	Counterparty agrees that the following items may be delivered to it at the contact details shown:

Portfolio Data: [          ]
Notice of a discrepancy: [          ]
Dispute Notice: [          ]] 3

29.            [EMIR NFC Representation Protocol. The amendments set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by the International Swaps and Derivatives Association, Inc. on March 8, 2013 and available on the ISDA website (www.isda.org) shall be made to the Agreement. For the purposes of such amendments, the parties agree that: (i) each reference to “Covered Master Agreement” will be deemed to be a reference to the Agreement; (ii) the Implementation Date will be the date of this Master Confirmation; (iii) Dealer will be deemed to be a party which adheres to the Protocol as a party which is a financial counterparty; (iv) Counterparty will be deemed to be a party which adheres to the Protocol as a party making the NFC Representation; and (v) each reference to Adherence Letter will be disregarded. For the purposes of Section 3 of the Agreement, Counterparty represents and warrants on a continuous basis that it is a non-financial counterparty under the clearing threshold for the purposes of Regulation (EU) No. 648/2012 of the European Parliament and of the Council on OTC derivatives, central counterparties and trade repositories. Counterparty undertakes promptly to inform Dealer if such representation is or becomes untrue or incorrect.] 4

30.            [Bank Resolution and Recovery Directive. Notwithstanding and to the exclusion of any other term of this Master Confirmation, any Supplemental Confirmation, the Agreement or any other agreements, arrangements, or understanding between the parties, each counterparty to a BRRD Party acknowledges and accepts that a BRRD Liability arising under this Master Confirmation, any Supplemental Confirmation or the Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of the relevant BRRD Party to it under this Master Confirmation, any Supplemental Confirmation or the Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)	the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person, and the issue to or conferral on it of such shares, securities or obligations;

(iii)	the cancellation of the BRRD Liability;

(iv)	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

(v)	the variation of the terms of this Master Confirmation, any Supplemental Confirmation or the Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

For purposes herein:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

[3]	Include for EU Dealers.
[4]	Include for EU Dealers.

“BRRD Party” means an institution or entity referred to in point (b), (c) or (d) of Article 1(1) BRRD.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant BRRD Party.]5

31.            [Banking Act 2009.

(a)            Beneficiary Agreement.

(i)	Subject to this paragraph (i), the parties agree that, notwithstanding any conflicting terms of this Master Confirmation, any Supplemental Confirmation or the Agreement, if a:

A.	Crisis Prevention Measure;

B.	Crisis Management Measure; or

C.	Recognised Third-Country Resolution Action,

is taken in relation to Dealer or an Affiliate, Counterparty shall be only entitled to exercise Termination Rights under, or rights to enforce a Security Interest in connection with, the Agreement to the extent that Counterparty would be entitled to do so under the Special Resolution Regime if the Agreement were governed by the laws of any part of the United Kingdom.

(ii)	For the purpose of paragraph (i) above, section 48Z of the Banking Act 2009 is to be disregarded to the extent that it relates to a Crisis Prevention Measure other than the making of a mandatory reduction instrument by the Bank of England under section 6B of the Banking Act 2009.

(b)            Definitions. For the purposes of paragraph (a) above:

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012;

“Crisis Management Measure”, “Crisis Prevention Measure”, “Group” and “Recognised Third-Country Resolution Action” have the meanings given in section 48Z(1) of the Banking Act 2009;

“Security Interest” has the meaning given in section 70B(7) of the Banking Act 2009;

“Special Resolution Regime” means the provisions of Part I of the Banking Act 2009 and any measure taken under that Part;

“Termination Right” means the following rights and provisions:

(a)            a “termination right” as defined in section 70C(10) of the Banking Act 2009;

[5]	Include for EU Dealers.

(b)            a “default event provision” as defined in section 48Z(1) of the Banking Act 2009 that would apply as a consequence of:

(i)	a Crisis Prevention Measure, Crisis Management Measure or Recognised Third-Country Resolution Action; or

(ii)	the occurrence of any event directly linked to the application of such a measure or action.

“Third Country” means a territory or country that is not an EEA state.] 6

32.            [Recognition of U.S. Special Resolution Regimes. For purposes of this Section [32], references to “this Agreement” shall be deemed to be references to this Master Confirmation, any Supplemental Confirmation and the Agreement.

(a)	(i) In the event Dealer becomes subject to a proceeding under the FDI Act or OLA (together, the “U.S. Special Resolution Regimes”), the transfer of this Agreement or any other Relevant Agreement, and any interest and obligation in or under, and any property securing, this Agreement or such other Relevant Agreement, from Dealer will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement or such other Relevant Agreement, and any interest and obligation in or under, and any property securing, this Agreement or such other Relevant Agreement, as the case may be, were governed by the laws of the United States or a State of the United States.

(ii) In the event Dealer or any Dealer Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to this Agreement or any other Relevant Agreement that may be exercised against Dealer are permitted to be exercised to no greater extent than such Default Rights could be exercised under such U.S. Special Resolution Regime if this Agreement or such other Relevant Agreement as the case may be, were governed by the laws of the United States or a State of the United States.

(b)            Limitation on Exercise of Certain Default Rights Related to a Dealer Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in this Agreement or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section [32](c), Counterparty shall not be permitted to exercise any Default Right against Dealer with respect to this Agreement or any other Relevant Agreement that is related, directly or indirectly, to a Dealer Affiliate becoming subject to an Insolvency Proceeding.

(c)            General Creditor Protections. Nothing in Section [32](b) shall restrict the exercise by Counterparty of any Default Right against Dealer with respect to this Agreement or any other Relevant Agreement that arises as a result of:

(i)	Dealer becoming subject to an Insolvency Proceeding; or

(ii)	Dealer not satisfying a payment or delivery obligation pursuant to (A) this Agreement or any other Relevant Agreement, or (B) another contract between Dealer and Counterparty that gives rise to a Default Right under this Agreement or any other Relevant Agreement.

(d)            Burden of Proof. After a Dealer Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to this Agreement or any other Relevant Agreement, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder or thereunder.

6	Include for EU Dealers.

(e)            Applicability of Section [32](a). The requirements of Section [32](a) apply notwithstanding Section [32](b) and Section [32](c).

(f)            General Conditions

(i)	Effective Date. The provisions set forth in Section [32] will come into effect on the date of this Agreement.

(ii)	Prior Adherence to the U.S. Protocol. If Dealer and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Agreement, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Agreement and shall replace the terms of this Section [32]. For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and the Agreement shall be deemed to be a Protocol Covered Agreement.

(iii)	Subsequent Adherence to the U.S. Protocol. If, after the date of this Agreement, both Dealer and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section [32].

(g)            Definitions. For the purposes of Section [32], the following definitions apply:

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Consolidated Affiliate” has the same meaning specified in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 472.

“Credit Enhancement” means, with respect to this Agreement or any other Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of Dealer or Counterparty hereunder or thereunder or with respect hereto or thereto, including any guarantee or collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

“Default Right” means, with respect to this Agreement (including any Transaction or Confirmation hereunder) or any other Relevant Agreement, any:

(i)	right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii)	right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

(iii)	solely with respect to Section [32](b) does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“FDI Act” means the Federal Deposit Insurance Act and the regulations promulgated thereunder.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 472.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“OLA” means Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“Dealer Affiliate” means, with respect to Dealer, a BHC Affiliate of that party.

“Counterparty Affiliate” means a Consolidated Affiliate of Counterparty.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81-8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDICs Rule and the OCC Rule shall be construed, with respect to Dealer, to the particular QFC Stay Rule(s) applicable to it.

“Relevant Agreement” means this Agreement (including all Transactions and Confirmations hereunder) and any Credit Enhancement relating hereto or thereto.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“State” means any state, commonwealth, territory, or possession of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, American Samoa, Guam, or the United States Virgin Islands.]7

33.            [Additional Dealer Boilerplate]8

[Signature Page Follows]

[7]	Include for applicable Dealers / Dealers to include applicable QFC stay boilerplate.
[8]	Dealers to provide (if any).

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty hereunder, by signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to us.

Yours faithfully,

[[AGENT], as agent for [DEALER]

By:
Name:
Title:]

[DEALER]

By:
Name:
Title:

[Signature Page to Master Forward Confirmation]

Agreed and accepted by:

CHIRON REAL ESTATE INC.

By:
Name:
Title:

[Signature Page to Master Forward Confirmation]

ANNEX A

FORM OF SUPPLEMENTAL CONFIRMATION

To:	Chiron Real Estate Inc. (“Counterparty”)
From:	[ ] (“Dealer”) [ ]
Re:	Issuer Share Forward Sale Transactions
Date:	[_______]

Ladies and Gentlemen:

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between [          ] (“Dealer”) and Chiron Real Estate Inc. (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

(1)	This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of [ ] (the “Master Confirmation”) between Dealer and Counterparty, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

(2)	The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[_______]
Effective Date:	[_______]
Number of Shares:	[_______]
Maturity Date:	[_______]
Forward Hedge Selling Commission Rate:	[_______]
Initial Forward Price:	USD [____]
Threshold Price:	USD [____]
Volume-Weighted Hedge Price:	[_______]
Spread:	[_.__]% per annum
Initial Stock Loan Rate:	[_______]
Maximum Stock Loan Rate:	[_______]
Forward Price Reduction Date:	As set forth on Schedule I attached hereto.
Forward Price Reduction Amount:	As set forth on Schedule I attached hereto.
Regular Dividend Amounts:	As set forth on Schedule I attached hereto.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty hereunder, by signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to us.

Yours faithfully,

[[AGENT], as agent for [DEALER]

By:
Name:
Title:]

[DEALER]

By:
Name:
Title:

[Signature Page to Supplemental Confirmation]

Agreed and accepted by:

CHIRON REAL ESTATE INC.

By:
Name:
Title:

[Signature Page to Supplemental Confirmation]

Schedule I

Forward Price Reduction Amounts

Forward Price Reduction Date:	Forward Price Reduction Amount:
[_______]	USD[_______]
[_______]	USD[_______]

REGULAR DIVIDEND AMOUNTS

For any calendar quarter:	USD[_______]

ANNEX B

PRIVATE PLACEMENT PROCEDURES

If Counterparty delivers Unregistered Settlement Shares pursuant to Section 12 above (a “Private Placement Settlement”), then:

(a)            all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)            as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); provided that prior to receiving or being granted access to any such information, Dealer, such affiliate of Dealer or such potential purchaser, as the case may be, may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation.

(c)            as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and obligations to use best efforts to obtain customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all commercially reasonable fees and expenses in connection with such resale, including all commercially reasonable fees and expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)            in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.

In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Unregistered Settlement Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Unregistered Settlement Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Unregistered Settlement Shares.

If Counterparty delivers any Unregistered Settlement Shares in respect of any Transaction, Counterparty agrees that (i) such Shares may be transferred by and among Dealer and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date (or earlier, if applicable), Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).